Exhibit 99.1
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                      CONSULTING AGREEMENT

Agreement made this 19th day of September, 2000, between Internet
Multimedia, Inc., (hereinafter referred to as "Corporation"), and Dr. Guido Longo (hereinafter referred to as "Consultant"):

Company desires to engage Consultant to perform certain consulting services for Company and Consultant desires to perform such services on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Engagement; Scope of Services.

Company hereby engages Consultant to perform the duties set forth in this Agreement. The engagement by Company of Consultant under this Agreement is non-exclusive and shall not limit Company's right to engage other persons (including but not limited to consultants, investment bankers, finders and brokers) to conduct activities on behalf of Company. During the term of this Agreement Consultant may perform comparable services for any person or entity involved in similar businesses in which Company (or any of its subsidiaries or affiliates) is engaged.

2.   Duties and Responsibilities of Consultant.

     2.1. Consistent with Consultant's experience and expertise in dealing with all areas regarding marketing and public relations of the Small Cap, "Over the Counter" companies, Consultant shall advise and consult with Company's representatives or affiliated representatives on such subjects, meeting with them from time to time at the request of Company. At such meetings, Consultant shall advise, make recommendations, introduce marketing opportunities, present marketing plans devised by Consultant, offer ideas to promote the products and services of the Company and generally advise the company on similarly related matters.

     2.2 Consultant's duties hereunder shall include (but not be limited to):

            2.2.1 Recommendation and Preparation of corporate strategies;
            2.2.1 Prepare and present marketing plans for services and products;
            2.2.3 Provide due diligence studies for proposed strategic alliance partners;
            2.2.4 Advise company on all matters dealing with existing shareholder relations;

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 2 of 8
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           2.2.5   Provide due diligence assistance on proposed merger or
                   acquisition targets.


     2.3. Consultant shall submit and identify to Company all contacts for possible business relationships; however, Consultant shall inform such contacts that no obligation is created on the part of Company by virtue of such submission.

     2.4 Consultant shall devote such time as, in the sole discretion of the Consultant, to the performance of his duties, is needed to fulfill his duties under all of the terms and conditions of this Agreement.

     2.5. Both parties intend this Agreement to be a personal contract and Consultant shall not assign or delegate any rights, duties or obligations arising under this Agreement without the prior written consent of Company, which consent may be withheld in Company's sole discretion.

3.    Representations, Warranties, Covenants, and Agreements of
Consultant.

     3.1. Representations and Warranties. Consultant hereby represents and warrants to Company as follows:

     (a) Consultant is familiar with all aspects of the "Small Cap", "Over the Counter" securities markets. Consultant also acknowledges that it is the written and established policy of Company to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business, and Consultant warrants that he will not take any action which would constitute a violation of any law of any jurisdiction in which he performs services or of the United States, including without limitation the Securities Acts of 1933 and 1934, and any State Blue Sky or other securities laws.

     (b) The execution and performance of this Agreement by Consultant will not violate, or result in a default under, any agreement, law, statute, regulation, or other authoritative rule of any governmental body to which Consultant is a party or by which Consultant is bound.

     (c) There is no restriction upon Company disclosing to any person or entity (i) that Company has the relationship with Consultant provided for in this Agreement, (ii) that Consultant is to receive from Company compensation in connection with the performance of services hereunder, (iii) the amount of that compensation, or (iv) the terms upon which payment has been or will be made.

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 3 of 8
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      (d)   This Agreement, when executed, will constitute the valid
and legally binding obligation of Consultant, fully enforceable against him in accordance with its terms. The execution and performance of this Agreement by Consultant will not violate any constitutional provisions, statutes, ordinances, regulations, tax codes, or other laws of the United States or the Laws of the State of North Carolina.

      3.2 Covenants and Agreements. Consultant hereby covenants with Company and agrees as follows:

      (a) Consultant shall not make use of any agent, consultant, or finder in connection with the performing of any of his duties hereunder without the prior written approval of an authorized executive officer of Company. Notwithstanding anything to the contrary in this Agreement, Consultant may delegate administrative duties (including data processing and other ministerial functions) to third parties, so long as such third parties are informed of, and agree to be bound by, the provisions of Section 13 hereof.

      (b) Consultant shall not hold himself out, directly or by implication, as being an employee or contracting agent of Company.

      (c) Consultant shall not make any representation, directly or by implication, that Company has any obligation to any third party with respect to the payment of any of the payments to be made to Consultant hereunder.

      (d) In the performance of this Agreement, neither Consultant nor any employee or agent of Consultant shall, except as approved in writing in advance by Company, offer to pay, pay, promise to pay, or authorize the payment of, any money, or offer to give, give, promise to give, or authorize the giving of, anything of value, directly or indirectly, to any third person or entity.

      (e) Consultant hereby authorizes Company to disclose to any governmental authority that properly requests such disclosure, (i) this Agreement, (ii) the amount of any compensation paid to Consultant hereunder, and the terms and manner of such payment, and (iii) such other information as may be required by law or regulation. Consultant agrees to provide to Company in a timely manner, any information necessary for Company to make a disclosure.

      (f) In performance of this Agreement, Consultant shall fully comply with all applicable laws governing the transactions undertaken, including without limitations the all Federal and State securities laws.

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 4 of 8
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      (g)   Consultant shall inform Company immediately if any
representation, warranty, covenant, or agreement contained in Section 3 hereof is no longer accurate.

4.   Compensation.

     Except as expressly provided herein, neither Company nor any parent, subsidiary, or affiliate of Company or joint venture in which Company may have an interest, shall be liable for any payment to Consultant.

     4.1. Company shall pay to Consultant, during the term of this Agreement, a one time retainer fee of two million five hundred thousand (2,500,000) shares of the Company's "free trading" common shares, to be issued pursuant to Form S-8 of the Securities Exchange Act of 1934. Such shares shall be fully paid and non assessable, issued pursuant to a valid board of director's resolution and plan of compensation, adopted by the Company, in accordance with the laws of the State of Nevada and all applicable federal securities laws.

     4.2 As additional compensation, the Company shall provide the Consultant with the option to participate in the Company's "Employee Option Plan", to be adopted by the Board of Directors. All shares underlying the options offered by said plan shall be issued, and registered in accordance with Rule 405 of the Securities Act, Regulation C, and registered on Form S-8. The Consultant shall be elegible to purchase up to two million (2,000,000) shares pursuant to the options granted, at a price of not greater than twenty ($0.20) cents per share.

5.   Apportionment of Expenses: Right To Audit.

     5.1. Consultant shall be reimbursed by the Company for all costs incurred by Consultant in the performance of his duties, as set forth in Paragraph 2.2, above.

     5.2. Requests by Consultant for reimbursement of expenses must be accompanied by an itemization of such expenses.

     5.3. All compensation and expense reimbursements are subject to audit by Company upon request by Company and Consultant agrees to cooperate fully with Company in the event of such a request.

6.   Term and Termination.

     6.1. Term. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue for a period of thirty six (36) Months, terminable upon thirty (30) days written after twenty four (24) months, subject to the termination rights of Company as set

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 4 of 8
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forth in Section 6.2 below. If Consultant is actively engaged in promotion with respect to any business relationship at the date of termination of the Agreement, Company may, at its sole discretion, extend the term of this Agreement on a month-to-month basis. This Agreement may be extended for one additional twenty four-month period upon the mutual written agreement of the parties hereto.

     6.2.   Special Termination Rights.

     (a) Anything herein to the contrary notwithstanding, in the event that Company determines in good faith that its relationship with Consultant subjects Company or any of its employees to potential violations of any applicable law, regulation, or order, then this Agreement, and all obligations of Company hereunder, shall expire immediately upon Company giving notice to Consultant of such determination.

     (b) This Agreement may be terminated at any time without notice by Company (i) for illegal acts or willful neglect on the part of Consultant or Consultant's agents or employees or (ii) in the event any representation, warranty, covenant, or agreement of Consultant contained in this Agreement shall prove to be inaccurate in whole or in part. No severance pay shall be payable by Company to Consultant upon Consultant's termination, regardless of the reason of such termination. In the event Company materially breaches any of its obligations under this Agreement, Consultant shall have the right to terminate this Agreement by giving Company written notice thirty (30) days prior to Consultant's termination date.

7.   Indemnification.

     Consultant shall defend, indemnify and hold harmless Company and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damage, cost, liability, and expense whatsoever (including attorney's fees and related disbursements) incurred by reason of (a) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein, or (b) any breach by Consultant of any representation, warranty, covenant or agreement contained herein. Company shall have the right to offset against any fees or commissions due Consultant for any damage, cost, liability, expense, fee or other disbursement incurred by Company pursuant to this Section 7.

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 6 of 8
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8.   Independent Status of Consultant.

     This Agreement establishes the rights, duties, and obligations of Company and Consultant, and does not create an employer-employee or agency relationship between Company, or any entity affiliated with Company, and Consultant, or any of Consultant's employees or agents. Consultant acknowledges and agrees that Consultant is an independent contractor to Company and Consultant shall not act as an agent of Company. As an independent contractor, Consultant shall be responsible for any social security taxes, insurance, and any other taxes or fees that are applicable to him and his employees and agents pursuant to the tax laws of the United States, or any state, thereof.

9.   Promotional Materials.

     From time to time, Company may furnish Consultant with such promotional data, materials and technical information as Company deems necessary for Consultant to have in the performance of her duties hereunder. Consultant shall use such materials in furtherance of the objectives of this Agreement and shall not disseminate the same except as set forth in Section 13.

10.  Governing Law.

     This Agreement shall be governed by, and its terms and conditions shall be construed and enforced in accordance with the domestic laws of the State of North Carolina and of the United States of America excluding the principle of conflicts of laws and the parties hereto and hereby irrevocably submit to the jurisdiction and venue of the courts of the State of North Carolina, county of Mecklenburg to resolve any disputes arising hereunder or related hereto.

11.  Assignment.

     Neither this Agreement nor any money due or to become due hereunder may be assigned, in whole or in part, by Consultant without the prior written consent of Company, which consent may be withheld in Company sole discretion.

12.  Notices.

     All notices or other communications required or permitted to be given hereunder shall be (as elected by the person giving such notice)
(a) personally delivered, (b) transmitted by postage prepaid registered mail (airmail if international), or (c) transmitted by telex, with postage prepaid mail information (airmail if international), to the parties as follows:

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 7 of 8
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     12.1   If to Company:          Internet Multimedia, Inc.
                                    -------------------------



     12.2    If to Consultant:       Dr. Guido Longo
                                     ---------------


     Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of receipt if delivered personally, fourteen (14) days after posting if transmitted by mail, or the date of transmission with confirmed answer back if transmitted by telex, whichever shall first occur. Any party hereto may change its address for purposes hereof by written notice to the other party.


13.  Use of Information and Non-Solicitation.

     Any information including, but not limited to, data, business information, technical information, specifications, drawings, sketches, models, samples, tools, promotional material, computer programs and documentation, written, oral or otherwise together with analyses, compilations, comparisons, studies or other documents prepared by Consultant or his partners or employees which contain or reflect such information (all hereinafter designated "Information") furnish to Consultant hereunder or in contemplation hereof shall remain Company property or the property of the Company subsidiary or affiliate which furnished the Information to Consultant. All copies of such Information in written, graphic or other tangible form shall be returned to Company or such Company subsidiary or affiliate upon request. Unless such information was previously known to Consultant free of any obligation to keep it confidential or has been or is subsequently made public by Company or a third party without violation of this Agreement, it shall be kept confidential by "Consultant and his partners and employees: and shall be disclosed only upon the prior written consent of Company or upon such terms as may be agreed upon in writing by the parties. Any findings, reports, questionnaires, or other results of this Agreement shall be the exclusive property of Company including title to copyright in all copyrightable material and shall be considered a "work made for hire " in accordance with the copyright statute. Consultant covenants and agrees that during this Agreement and the two (2) year period immediately following the termination of this Agreement (including any extensions hereof), Consultant shall not (1) directly or indirectly induce or attempt to induce any employee of Company which Consultant served during the term of this Agreement; provided, however, that Consultant may offer, take or receive any employment or services (on behalf of himself or on behalf of another) to any customer, partner or joint venturer of which, without any solicitation, inducement or direction by Consultant, has terminated contractual or other business relationships with Company.

Dr. Guido Longo
Internet Multimedia, Inc.
Consulting Agreement
September 19, 2000
Page 8 of 8
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14.   Miscellaneous.

      This Agreement constitutes the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements and understandings, whether written, oral or otherwise, between the parties, and may be altered or amended only in a writing signed by both parties. Except as otherwise expressly provided herein, no purported waiver by any party of any breach by the other party of its obligations, representations, warranties, agreements or covenants hereunder shall be effective unless made in a writing, and no failure to pursue or elect any remedy with respect to any default under or breach of any provisions of this Agreement shall be deemed to be a waiver of any subsequent, similar or different default or breach. Consultant hereby consents and agrees that the trial level Court, County of Mecklenburg, State of North Carolina, is the exclusive forum for litigation of any claim by Consultant arising under this Agreement.

      Consultant hereby irrevocably waives and relinquishes any right to bring or cause to be brought a claim in any judicial or administrative forum located outside of the State of North Carolina of the United States of America.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

        ATTEST:                         Internet Multimedia, Inc.
                                        -------------------------


By:                                     /s/Tom Knowles
   --------------------------           -----------------------------
   (SEAL)                               its President


                                        Dr. Guido Longo
                                        ---------------
                                        Consultant


                                        /s/Dr. Guido Long
                                        -----------------------------
                                        Dr. Guido Longo